Exhibit 99.1

Chemomab Therapeutics Names David M. Weiner, MD as Interim Chief Medical Officer

Dr. Weiner Brings Chemomab Extensive Biotechnology and Pharmaceutical Industry R&D and
Strategic Experience, Including Overseeing the Design and Management of Clinical Trials for
Rare and Challenging Therapeutic Indications

Appointment Follows Resignation of Current CMO Dr. Arnon Aharon

TEL AVIV, Israel, December 3, 2021. -- Chemomab Therapeutics Ltd. (Nasdaq: CMMB), (Chemomab) a clinical-stage biotech company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need, today announced that David M. Weiner, MD has been named Interim Chief Medical Officer, effective immediately. This position will be in a part-time capacity. Dr. Weiner is replacing Dr. Arnon Aharon, who has resigned. Dr. Aharon intends to continue at Chemomab for the next 60 days and as a senior medical advisor thereafter to ensure a seamless transition.

Dr. Weiner, who is based in the U.S., has more than 25 years of experience in the discovery and clinical development of novel therapeutics and has held senior executive roles at private and public biotechnology companies.

“We believe that Dr. Weiner is a terrific addition to the Chemomab team, bringing us decades of successful industry experience in managing clinical programs in a variety of therapeutic areas,” said Dale Pfost, PhD, Chief Executive Officer of Chemomab. “His keen intellect and broad expertise should serve us well as we advance our current clinical programs for CM-101, establish a growing clinical and business presence in the U.S. and potentially expand our drug development activities to include additional therapeutic indications and assets.”

Dr. Pfost continued, “We want to thank Dr. Aharon for his many contributions to Chemomab. He has done an excellent job of creating the foundation for our current clinical development efforts and in progressing three discrete clinical programs to Phase 2 trials in a timely and effective way. We wish him well in his future endeavors.”

Dr. Weiner most recently served as Chief Executive Officer of Amathus Therapeutics. Previously he was Chief Medical Officer at Lumos Pharma and at aTyr Pharma and, prior to that, he was the Chief Medical Officer and interim Chief Executive Officer of Proteostasis Therapeutics. Dr. Weiner held key development roles over a five-year period at EMD/Merck Serono and spent almost a decade serving in discovery research and clinical development roles of increasing responsibility at Acadia Pharmaceuticals.

“I have been impressed by the commitment to R&D excellence and substantial scientific accomplishments achieved to date by the Chemomab team,” noted Dr. Weiner. “As a small startup they characterized and elucidated a completely novel target with promising potential in fibrotic and inflammatory diseases and then developed CM-101─a neutralizing antibody ‘pipeline in a product’ that is advancing in clinical trials for two rare diseases with high unmet need. I look forward to continuing to assess the potential of CM-101, while also working with the executive team as we seek to broaden our R&D activities to potentially include additional indications and clinical candidates.”

Dr. Weiner received a BA degree cum laude with highest honors in research from Brandeis University and an MD degree from the School of Medicine and Biomedical Sciences, State University of New York at Buffalo. He has been a director at a number of biotechnology companies and is currently on the Board of Directors of AxoSim. Dr. Weiner serves as a consultant and scientific and clinical advisory board member to a diverse group of biotechnology companies and foundations.

About Chemomab Therapeutics Ltd.
Chemomab is a clinical-stage biotech company focusing on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases. It is currently in two Phase 2 safety and efficacy trials—one in patients with primary sclerosing cholangitis and the second in patients with liver fibrosis, with a third Phase 2 trial in systemic sclerosis expected to begin early in 2022.

For more information on Chemomab, visit chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on  CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab’s and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Investor Relations:	Media:
Irina Koffler	Barbara Lindheim
LifeSci Advisors, LLC	Chemomab Therapeutics
Phone: +1-917-734-7387	Consulting Vice President
ir@chemomab.com	Investor & Public Relations, Strategic Communications
Phone: +1-917-355-9234
barbara@chemomab.com